News from

Buckeye

FOR IMMEDIATE RELEASE
Contacts:                                  Steve Dean
Senior Vice President
and Chief Financial Officer
901-320-8352

Shirley Spears
Investor Relations
901-320-8125

Website:  www.bkitech.com

BUCKEYE ANNOUNCES $60 MILLION REDEMPTION OF NOTES

MEMPHIS, TN  August 17, 2007 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it has called for redemption prior to their maturity $60 million in aggregate principal amount of its outstanding 9 ¼% Senior Subordinated Notes due 2008 (the “2008 Notes”) and will redeem on September 17, 2007, in accordance with their terms.  Upon completion of this redemption, none of the 2008 Notes will remain outstanding.  A formal notice of redemption has been sent separately to the affected holders of the 2008 Notes, in accordance with the terms of the indenture for the 2008 Notes.  Buckeye plans to finance this redemption using its new revolving credit facility.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with  the Securities and Exchange Commission.